EXHIBIT 4.07

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Second Supplemental Indenture”) dated as of November 19, 2003, by and between PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”); PacifiCare Health Plan Administrators, Inc., an Indiana corporation, PacifiCare eHoldings, Inc., a California corporation, MEDeMORPHUS Healthcare Solutions, Inc. (formerly known as RxConnect, Inc.), a California corporation, and SeniorCo, Inc., a Delaware corporation (collectively, the “Initial Subsidiary Guarantors”); Rx Solutions, Inc., a California corporation, PacifiCare Behavioral Health, Inc., a Delaware corporation, and Secure Horizons USA, Inc., a California corporation (collectively, the “PHPA Subsidiary Guarantors”); PacifiCare of Arizona, Inc., an Arizona corporation, and PacifiCare Oklahoma, Inc., an Oklahoma corporation (collectively, the “Additional Subsidiary Guarantors”); and U.S. Bank National Association, a national banking association, as successor to State Street Bank and Trust Company of California, N.A., as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture referred to below.

RECITALS

WHEREAS, the Company and the Initial Subsidiary Guarantors heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 21, 2002, providing for the issuance of an aggregate principal amount of $500,000,000 of 10 3/4% Senior Notes due 2009 (the “Notes”);

WHEREAS, the Company, the Initial Subsidiary Guarantors and the PHPA Subsidiary Guarantors heretofore executed and delivered to the Trustee a Supplemental Indenture (the “First Supplemental Indenture”), dated as of September 15, 2003, providing for each PHPA Subsidiary to fully and unconditionally Guarantee, jointly and severally, on an unsecured basis the payment of principal, premium, if any and interest on the Notes;

WHEREAS, Section 4.07 of the Indenture provides that the Company will cause each Restricted Subsidiary (other than the PHPA Subsidiary Guarantors) that would be permitted to guarantee payment of the Notes without obtaining the approval of governmental or regulatory agencies or authorities or incurring regulatory restrictions on the operations of such subsidiary to execute and deliver a supplemental indenture to the Indenture providing for an unsubordinated Guarantee of payment of the Notes by each such Restricted Subsidiary;

WHEREAS, the Additional Subsidiary Guarantors have recently obtained approvals that would permit them to guarantee payment of the Notes without obtaining any additional approval of governmental or regulatory agencies or authorities or incurring regulatory restrictions on the operations of such Additional Subsidiary Guarantors;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company, the Initial Subsidiary Guarantors, the PHPA Subsidiary Guarantors and the Additional Subsidiary Guarantors are authorized, without notice to or the consent of any Holder, to execute and deliver this Second Supplemental Indenture to cause the Additional Subsidiary Guarantors to Guarantee the Notes to comply with Section 4.07 of the Indenture; and

WHEREAS, the Company, the Trustee, the Initial Subsidiary Guarantors, the PHPA Subsidiary Guarantors and the Additional Subsidiary Guarantors desire to enter into this Second Supplemental Indenture to provide for such Note Guarantees as contemplated by Section 4.07 of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Initial Subsidiary Guarantors, the PHPA Subsidiary Guarantors, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:

1. Creation of Note Guarantee. Each Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to Guarantee the Notes and the performance of the Company’s obligations under the Notes and the Indenture in accordance with the terms and provisions of Article Ten of the Indenture. Each Additional Subsidiary Guarantor shall be bound by, and entitled to the benefits of, all other applicable terms and provisions of the Indenture as a Subsidiary Guarantor, including the provisions relating to the release of the Note Guarantees in certain circumstances.

2. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or adequacy of this Second Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

PACIFICARE HEALTH SYSTEMS, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Vice President and Treasurer

PACIFICARE HEALTH PLAN ADMINISTRATORS, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

PACIFICARE EHOLDINGS, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

MEDEMORPHUS HEALTHCARE SOLUTIONS, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

SENIORCO, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

RX SOLUTIONS, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

PACIFICARE BEHAVIORAL HEALTH, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Assistant Treasurer

SECUREHORIZONS USA, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

PACIFICARE OF ARIZONA, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

PACIFICARE OF OKLAHOMA, INC.

By:	/S/ COY F. BAUGH
Name:	Coy F. Baugh
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ PAULA OSWALD
Name:	Paula Oswald
Title:	Vice President